Exhibit 99.1

NEWS RELEASE
For Immediate Release
December 18, 2007

Chesapeake Announces Revised Outlook

RICHMOND, Va. -- Chesapeake Corporation (NYSE: CSK) today announced that its year-over-year operating results, excluding special items, are expected to be somewhat lower than previous expectations resulting in 2007 operating income being slightly below the prior year.

Lower than expected fourth quarter volumes, most notably in the South African beverage business and certain areas within our pharmaceutical and healthcare business, combined with startup expenses for a new product line in the alcoholic drinks packaging business, are the primary reasons for the expected shortfall.  Additionally, the company is incurring expenses relating to a new process improvement project in its pharmaceutical and healthcare business, which will not generate savings until 2008.

 “Although we remain confident in our actions to reposition the company, near-term profit improvement is slower than expected,” said Andrew J. Kohut, Chesapeake president and chief executive officer.  “We expect to begin seeing tangible benefits in 2008 from recent gains in positions with customers, our process improvement project and other profit enhancing initiatives.”

Chesapeake Corporation protects and promotes the world’s great brands as a leading international supplier of value-added specialty paperboard and plastic packaging. Headquartered in Richmond, Va., the company is one of Europe’s premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets.  Chesapeake has 47 locations in Europe, North America, Africa and Asia and employs approximately 5,500 people worldwide.

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Forward-looking Statements

This news release, including the comments by Andrew J. Kohut, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: the company’s inability to realize the full extent of the expected savings or benefits from the $25-million global cost savings program and to complete such activities in accordance with its planned timetable and within the expected cost range; the effects of competitive products and pricing; changes in production costs, particularly for raw materials such as folding carton and plastics materials, and the ability of the company to pass through increases in raw material costs to its customers; fluctuations in demand; possible recessionary trends in U.S. and global economies; changes in government policies and regulations; changes in interest rates and credit availability; fluctuations in foreign currency exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

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Media Relations Contact:                                                                                  Investor Relations Contact:
Joseph C. Vagi                                                                                                     Joel K. Mostrom
Manager - Corporate Communications                                                            Executive Vice President & Chief Financial Officer
(804) 697-1110                                                                                                       (804) 697-1147
joe.vagi@cskcorp.com                                                                                        joel.mostrom@cskcorp.com
www.cskcorp.com                                                                                                www.cskcorp.com